INFORMATION TABLE FOR FORM 3. Modify information here; it will be automatically updated in Form 3. IT IS NOT NECESSARY TO PRINT THIS
                         PAGE. DO NOT DELETE THIS PAGE.



Last Name of Reporting Person                      Long
First Name of Reporting Person                     T.
Middle Name of Reporting Person                    Michael
Street Address of Reporting Person                 c/o Brown Brothers Harriman
                                                   & Co.
                                                   59 Wall Street
City of Reporting Person
State of Reporting Person
Zip Code of Reporting Person
Date of Event Requiring Statement                  4/21/98
IRS or SS # of Reporting Person
Issuer Name Ticker/Trading Symbol                  Vaalco Energy, Inc. (VEIX)
If Amendment, date of Original (otherwise blank)
Information for Signed Pursuant
Filed by one reporting person
Filed by more than one reporting person

Relationship of Reporting Person to Issuer: (Place an X where appropriate: leave others blank.)

Director                                           X
10% Owner                                          X
Officer (* indicate below)
Other (* indicate below)
* Specify:



                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------                                                                    OMB APPROVAL
             FORM 3                                                                                 OMB Number:           3235-0104
--------------------------------                                                                    Expires:     September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response     .... 0.5



1. Name and Address of Reporting Person *

Long                        T.                      Michael
   (Last)                   (First)                 (Middle)

c/o Brown Brothers Harriman & Co.
59 Wall Street
                            (Street)

New York                    NY                        10005
   (City)                   (State)                   (Zip)


2. Date of Event Requiring Statement ( Month / Day / Year )

4/21/98

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

Vaalco Energy, Inc. (VEIX)

5.  Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


6. If Amendment, Date or Original (Month/Year)


7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----


                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of security                            2. Amount of Securities         3. Ownership         4. Nature of Indirect
   (Inst.4)                                        Beneficially Owned              Form: Direct (D)     Beneficial Ownership
                                                   (Instr. 4)                      or Indirect (I)      (Instr. 5)
                                                                                   (Inst. 5)
----------------------------------------------  ------------------------------  --------------------------------------------------
Common Stock (1)                                       3,763,441 (2)                    I                       (3)
----------------------------------------------  ------------------------------  --------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or
indirectly.                  (Over)
* If the Form is filed by more than one reporting person, SEE instruction
5(b)(v).                                                                                                              SEC 1473(7-97)


FORM 3 (CONTINUED)                 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                                         CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security                      2. Date Exercisable and   3. Title and Amount of Securities Underlying
   (Instr. 4)                                           Expiration Date           Derivative Security (Instr. 4)
                                                        (Month/Day/Year)
                                                                                                       Amount or
                                                     Date         Expiration            Title          Number of
                                                     Exercisable  Date                                 Shares
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------
Preferred Stock (4)                                  Immed.       N/A          Common Stock            (5) (2)
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------


 4. Conversion or             5. Ownership           6. Nature of Indirect
    Exercise Price of            Form of                Beneficial Ownership
    Derivative                   Derivative             (Instr. 5)
    Security                     Security:
                                 Direct (D) or
                                 Indirect (I)
                                 (Instr. 5)
----------------------------  ---------------------  ------------------------------------------------
N/A                                   I                      (3)
----------------------------  ---------------------  ------------------------------------------------

Explanation of Responses:

(1) Par value $.10 per share.
(2) Long is a general partner of Brown Brothers Harriman & Co. ("BBH"), the general partner of The 1818 Fund, L.P., and, as such, his pecuniary interest in the securities is limited to his percentage interest in BBH's interest in such securities.
(3) By The 1818 Fund II, L.P.
(4) Par value $25.00 per share.
(5) 27,500,000 shares, subject to adjustment.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.


/s/ T. Michael Long                                    May 1, 1998
-------------------------------                        -----------
**Signature of Reporting Person                         Date


                                                                          Page 2
                                                                 SEC 1473 (7-97)